Exhibit 99.3

NOTICE OF OUTCOME OF MEETING

of the holders of the

U.S.$ 113,651,000 10.25 per cent. Guaranteed Notes due 2015 (the “Notes”)

issued by

Metinvest B.V. (the “Issuer”)

(Reg S ISIN: XS0511379066, Common Code: 051137906

Rule 144A ISIN: US591555AA54; CUSIP: 591555AA5)

NOTICE IS HEREBY GIVEN by the Issuer that, at the Meeting of holders of the Notes convened by the Notice of Meeting issued by the Issuer on 8 April 2015 and held on 1 May 2015 (the “Meeting”), the quorum required for the Meeting was not present and the Meeting was therefore adjourned in accordance with the Trust Deed. The Issuer has resolved not to proceed with an adjourned Meeting and has decided to withdraw the proposals (including the offer to pay the Consent Amount) set out in the related Consent Solicitation Memorandum dated 8 April 2015 (the “Original Consent Solicitation”). It is not intended that the Extraordinary Resolution which is the subject of the Original Consent Solicitation will be presented to an adjourned Meeting and accordingly the Meeting is being adjourned sine die. As a result of the withdrawal of the Original Consent Solicitation, no Consent Amount will be paid to holders of Notes who have voted in favour of such Extraordinary Resolution.

The amendments to the Trust Deed constituting the Notes and the Waiver proposed by the Original Consent Solicitation will not be implemented and the Trust Deed and the Notes will remain in full force and effect in their present form, unamended.

Any voting or proxy instructions previously given by Noteholders in respect of the Original Consent Solicitation will be disregarded and have no effect, and any Notes previously blocked in the relevant clearing systems in respect of such instructions will be released and returned to Noteholders.

The Issuer intends to send holders of the Notes a new proposal which will be set out in a further Consent Solicitation Memorandum together with a new Notice of Meeting in due course.

This Notice is given by:

Metinvest B.V.

Alexanderstraat 23

2514 JM The Hague

The Netherlands

Dated: 5 May 2015